Exhibit 99(J)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Post-Effective Amendment to Registration Statement No. 333-129342 on Form N-1A of our reports dated December 21, 2020, relating to the financial statements and financial highlights of BBH Select Series – Large Cap Fund, BBH Global Core Select, BBH Limited Duration Fund, BBH Partner Fund – International Equity, BBH Intermediate Municipal Bond Fund, BBH Income Fund, and BBH U.S. Government Money Market Fund (the “Funds”), each a series of BBH Trust, appearing in the Annual Report on Form N-CSR of BBH Trust, for the year ended October 31, 2020, and to the references to us under the headings “Financial Highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statement of Additional Information, which are part of such Registration Statement.

/s/ Deloitte & Touche LLP

Boston, Massachusetts

February 26, 2021